SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


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                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                  July 20, 2005


                             PHASE III MEDICAL, INC.
                             -----------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
                                    --------
                 (State or other jurisdiction of incorporation)


                    0-10909                           22-2343568
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           Commission File Number                    IRS Employer
                                                    Identification No.


          330 SOUTH SERVICE ROAD, SUITE 120, MELVILLE, NEW YORK  11747
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              (Address of principal executive offices)        (Zip Code)


                                  631-574-4955
                                  ------------
                          Registrant's Telephone Number

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         (Former name or former address, if changed since last report.)


Check  the   appropriate   box  below  if  the  Form  8-K  is  intended  to
simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below): N/A



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Item 8.01  Other Events

         On July 20, 2005, the Company held its annual meeting of stockholders. At the meeting the following actions were taken:

         The stockholders elected each of the current directors of the Company, Mark Weinreb, Joseph Zuckerman and Wayne Marasco, to hold office until the next annual meeting of stockholders.

         The stockholders approved the increase in the number of shares of the Company's authorized common stock, $.001 par value from 250,000,000 shares to 500,000,000 shares.

         The stockholders approved (a) an amendment to the 2003 Equity Participation Plan (the "EPP") increasing the number of shares covered by the Plan from 15 million to 50 million, (b) amendments to the employment agreements described below, and (c) the grant of 3 million shares of restricted stock to Mark Weinreb, the President and Chief Executive Officer.

         The stockholders ratified the appointment of Holtz Rubenstein Reminick LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2005.

         The common stockholders approved an amendment to the certificate of designations for the Company's series A preferred stock, which would result in the conversion of the series A preferred stock and the right to receive accrued dividends into shares of common stock, subject to requisite approval of the series A preferred shareholders. A quorum of the series A preferred shareholders was lacking on July 20, so the meeting was adjourned and the polls kept open with respect to the series A amendment proposal only. The Company intends to fix a new record date and reconvene the adjourned meeting was purposes of voting on the series A preferred stock amendment proposal in the near future. Shareholders will receive notice of any such adjournment.

         Pursuant to authority granted by the shareholders at the Company's annual meeting held on July 20, 2005, the Company and certain of its executive officers will now enter into amendments of their employment arrangements, subject to preparation of definitive documentation.

         The employment agreement for the President and Chief Executive Officer, Mark Weinreb will be amended to (a) extend the expiration date thereof from February 2006 to December 2008; (b) change Mr. Weinreb's annual base salary of $217,800 (with an increase of 10% per annum) to an annual base salary of $250,000 (with no increase per annum); (c) grant Mr. Weinreb 3,000,000 shares of common stock, 1,000,000 shares of which shall vest on each of the date of grant and the first and second anniversaries of the date of grant; (d) amend the severance provision of the existing employment agreement to provide that in the event of termination without cause (subject to certain exceptions), Mr. Weinreb will be entitled to receive a lump sum payment equal to his then base salary and automobile allowance for a period of one year; (e) commencing in August 2006, increase Mr. Weinreb's annual bonus from $20,000 to $25,000; (f) in August 2005, pay Mr. Weinreb $15,000 to cover costs incurred by him on behalf of the Company; and (g) in 2006, provide for the reimbursement of all premiums in an annual aggregate amount of up to $18,000 payable by Mr. Weinreb for life and long term care insurance covering each year during the remainder of the term of his employment. Mr. Weinreb was also granted options to purchase 4,000,000 shares of common stock under the Company's EPP at $.06 per share (which was greater than the fair market value on July 20, 2005).

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



         Mr. Aholt's employment agreement with the Company will be amended to
(a) replace the provision of Mr. Aholt's existing employment agreement pursuant to which he is compensated in shares of common stock with a provision pursuant to which he will be compensated solely in cash, effective as of September 30, 2005; (b) replace the provision of Mr. Aholt's existing employment agreement pursuant to which his compensation accrues on a monthly and/or quarterly basis with a provision pursuant to which his compensation will be paid in accordance with the Company's normal payroll practices, effective as of September 30, 2005; and (c) provide for a minimum annual bonus of $12,000, payable in January of each year during the term of his employment, commencing in January 2006. Mr. Aholt was also granted options to purchase 1,500,000 shares of common stock under the Company's EPP at $.06 per share (which was greater than the fair market value on July 20, 2005).

         Dr. Marasco's letter agreement with the Company will be amended to (a) extend the term of the letter agreement from August 2007 to August 2008; (b) provide for an annual salary of $110,000, $125,000 and $150,000 for the years ended August 2006, 2007 and 2008, payable in each such year during the term; (c) provide for a minimum annual bonus of $12,000, payable in January of each year during the term, commencing in January 2006; (d) eliminate Dr. Marasco's right under his existing letter agreement to receive 5% of all collected revenues derived from the Company's royalty or other revenue sharing agreements (which right was subject to the limitation that the amount of such additional cash compensation and Dr. Marasco's annual salary could not exceed, in the aggregate, $200,000 per year); and (e) permit Dr. Marasco to begin receiving all accrued but unpaid cash compensation under his letter agreement upon the Company's consummation of any financing, whether equity or otherwise, pursuant to which the Company raises $1,500,000. Dr. Marasco was also granted options to purchase 2,500,000 shares of common stock under the Company's EPP at $.06 per share (which was greater than the fair market value on July 20, 2005).

                                    SIGNATURE
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         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   PHASE III MEDICAL, INC.

                                   By: /s/ Mark Weinreb
                                       ----------------
                                       Mark Weinreb
                                       President and CEO

         Dated:  July 26, 2005


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